SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549



                             ----------------------



                                    Form 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



      Date of Report (Date of earliest event reported): September 15, 2000



                     DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
               (Exact Name of Registrant as Specified in Charter)




          Delaware                 0-12850                     13-3152648
(State or Other Jurisdiction     (Commission                  (IRS Employer
      of Incorporation)          File Number)               Identification No.)


                               6416 VARIEL AVENUE
                        WOODLAND HILLS, CALIFORNIA 91367
                    (Address of Principal Executive Offices)




                                 (818) 932-3200
                         (Registrant's Telephone Number)




                                 Not Applicable
          (Former name or former address, if changed since last report)


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Item 5. OTHER EVENTS.

        On November 23, 1999 the Company sold an aggregate of 2,000 shares of Series A Exchangeable Preferred Stock ($2 million face value), 2,500 shares of Common Stock and Warrants to purchase up to 40,000 shares of Common Stock. On March 3, 2000 the Company sold an aggregate of 2,250 shares of Series B Exchangeable Preferred Stock ($2.25 million face value) and Warrants to purchase up to 675,000 shares of Common Stock.

       Under the rules and regulations of the Nasdaq Stock Market, stockholder approval is required to issue 20% or more of our outstanding common stock in a single transaction. Both the Series A Preferred Stock and the Series B Preferred Stock contain provisions which call for a conversion price to common stock which varies based upon the preceding 30 day closing prices of the common stock. Accordingly, it was not possible to determine at the dates of issuance if the conversion of the Series A Preferred Stock or the Series B Preferred Stock would exceed this limit. Therefore, pursuant to the Exchangeable Preferred Stock Purchase Agreement for the Series A Preferred Stock and the Series B Preferred Stock, the Company agreed that it would seek stockholder approval of these potential issuances at its 2000 Annual Meeting of Stockholders. Prior to receiving stockholder approval, or if stockholder approval was not obtained, any attempted exchange of shares of Series A Preferred Stock or Series B Preferred Stock in excess of 19.9% of the outstanding common stock of the Company must be paid in cash within three (3) business days to the holder of the Series A Preferred Stock or Series B Preferred Stock.

        On September 15, 2000, all of the remaining Series A Preferred Stockholders and Series B Preferred Stockholders submitted conversion notices to exchange their remaining balance of preferred stock for common stock. However, because the Company had already issued common stock in exchange for Series A Preferred Stock in an amount equal to 19.9% of the outstanding common stock, and had issued common stock in exchange for Series B Preferred Stock in an amount equal to 19.9% of the outstanding common stock, no further conversions can be made and the Company is obligated to honor such conversion requests with cash. This cash obligation amounts to approximately $4,200,000 and is now currently due and payable. Currently, the Company does not have sufficient liquid funds to honor such a request, and as a result, the Series A Preferred Stockholders, together with the Series B Preferred Stockholders, will be treated as creditors of the Company.

        The Company is now negotiating with the former Series A Preferred Stockholders and Series B Preferred Stockholders, now creditors, for settlement of their claims. Management believes that a settlement will be reached and that such settlement may encompass an issuance of common stock. However, no assurances can be given that a favorable settlement will be reached.


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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 29, 2000                 DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.

                                        By:   /S/ STEPHEN F. ROSS
                                            ------------------------------------
                                            Stephen F. Ross
                                            Vice President and
                                            Chief Financial Officer


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